Exhibit 99.1

Investor Presentation October 2024

About This Presentation :This presentation (“Presentation”) has been prepared in connection making an evaluation with respect to a proposed business combination (the “Transaction”) between Mars Acquisition Corp. (“Mars”) and ScanTech Identification Beam Systems, LLC (“ScanTech”). This Presentation does not purport to contain all of the information that may be required to evaluate the Transaction. This Presentation is not intended to form the basis of any investment decision by the recipient and does not constitute investment, tax or legal advice. No representation or warranty, express or implied, is or will be given by Mars or ScanTech or Pubco or any of their respective affiliates, directors, officers, employees or advisers or any other person as to the accuracy or completeness of the information in this Presentation or any other written, oral or other communications transmitted or otherwise made available to any party in the course of its evaluation of the Transaction, and no responsibility or liability whatsoever is accepted for the accuracy or sufficiency thereof or for any errors, omissions or misstatements, negligent or otherwise, relating thereto. Accordingly, none of Mars or ScanTech or Pubco or any of their respective affiliates, directors, officers, employees or advisers or any other person shall be liable for any direct, indirect or consequential loss or damages suffered by any person as a result of relying on any statement in or omission from this Presentation and any such liability is expressly disclaimed. Liquidity Disclosure: ScanTech is effectively insolvent and does not currently have sufficient funds to execute on its business plan or continue its operations. At June 30, 2024, ScanTech had approximately $0.7 million in current assets and approximately $77 million in current liabilities. These include significant obligations to the Internal Revenue Service for unpaid payroll taxes (approximately $4.5 million) as well as to note holders (approximately $80.0 million including long-term notes, including principal, default penalties and accrued interest), a judgment creditor for approximately $1.5 million and other third parties including trade payables. Although it is contemplated that certain of ScanTech’s note holders may convert their notes into equity of ScanTech, there can be no assurance that, following the consummation of the business combination, ScanTech will have sufficient working capital to conduct its operations. Among other things, the Business Combination Agreement does not contain any minimum cash requirement as a closing condition, and there is no assurance that any funds will be available to ScanTech immediately following the closing. Accordingly, ScanTech’s obligations to creditors and its other obligations (including, without limitation, the costs associated with ScanTech’s obligations as a public company, including the costs of preparing required SEC filings, the compensation of its directors and executive management team, and the need to procure directors’ and officers’ liability insurance), may prevent ScanTech from being able to devote any funds to its operations following the business combination. There can therefore be no assurance that ScanTech will be able to continue as a going concern. page 2 Forward-Looking Statements: This Presentation contains forward-looking statements within the meaning of section 27A of the U.S. Securities Act of 1933, as amended (the “Securities Act”), and Section 21E of the U.S. Securities Exchange Act of 1934 (the “Exchange Act”) that are based on beliefs and assumptions and on information currently available to Mars and ScanTech. In some cases, you can identify forward-looking statements by the following words: “may,” “will,” “could,” “would,” “should,” “expect,” “intend,” “plan,” “anticipate,” “believe,” “estimate,” “predict,” “project,” “potential,” “continue,” “ongoing,” “target,” “seek” or the negative or plural of these words, or other similar expressions that are predictions or indicate future events or prospects, although not all forward-looking statements contain these words. Any statements that refer to expectations, projections or other characterizations of future events or circumstances, including, without limitation, projections of market opportunity and market share; ScanTech’s or Pubco’s business plans, including any plans to expand; the sources and uses of cash from the proposed transaction; the anticipated enterprise value of the combined company following the consummation of the proposed transaction; any benefits of ScanTech’s partnerships, strategies or plans; anticipated benefits of the proposed transaction; and expectations related to the terms and timing of the proposed transaction are also forward-looking statements. In addition, in order to be able to execute on its business plan, ScanTech will be required to repay a significant amount of its current liabilities. These page 3 statements involve risks, uncertainties and other factors that may cause actual results, levels of activity, performance or achievements to be materially different from those expressed or implied by these forward-looking statements. These statements are based on a combination of facts and factors currently known and projections of the future, which are inherently uncertain. Neither Mars nor ScanTech can assure you that the forward-looking statements in this communication will prove to be accurate. These forward-looking statements are subject to a number of risks and uncertainties, including, among others: the inability of the parties to complete the business combination due to, among other things, (i) the failure to obtain required approvals from Mars’ shareholders, ScanTech’s members, or any third parties whose approval is required; (ii) the failure to timely obtain consent or approvals to the business combination from any governmental agencies or entities whose consent or approval is required (including, without limitation, the Transportation Security Administration (“TSA”), and any required consents or clearances by the Committee on Foreign Investment in the United States; (iii) ScanTech’s inability to complete its pre-closing recapitalization (including the conversion of approximately $70 million of existing indebtedness into equity of ScanTech of which approximately $60 million is held by insiders, and other third parties, who have indicated their intention to participate in the conversion); or (iv) the inability or failure of Mars or ScanTech to satisfy any of the other closing conditions in the Business Combination Agreement; the occurrence of any event that could give rise to the termination of the Business Combination Agreement; the inability of the parties to recognize the anticipated benefits of the Business Combination; the amount of redemption requests made by Mars’ public shareholders and the risk that all or substantially all of Mars’ shareholders will elect to redeem their shares in connection with the transaction; costs and expenses related to the transaction, including the risk that the costs and expenses will exceed current estimates; the inability of Pubco to continue as a going concern; the risk that the transaction disrupts current plans and operations of ScanTech as a result of the announcement and consummation of the transaction; potential claims against ScanTech from vendors and other third parties as a result of prior agreements or other obligations of ScanTech or its affiliates; the inability of Mars prior to the transaction, and the Pubco following completion of the transaction, to satisfy and maintain (in the case of the Mars) and to obtain and maintain (in the case of Pubco) the listing of their respective shares on Nasdaq; the outcome of any existing or potential litigation, government or regulatory proceedings; the inability of the parties to obtain a transaction financing; the possibility that Mars, ScanTech, or Pubco may be adversely affected by other economic, business and/or competitive factors; the inability of ScanTech to manufacture, or arrange the manufacturing, of products that may be ordered by customers; the inability of ScanTech to retain and increase sales to existing customers, attract new customers and satisfy customers’ requirements; competition from larger companies that have greater resources, technology, relationships and/or expertise; the future financial performance of the combined company following the transaction and its ability to achieve profitability in the future; the inability of ScanTech to satisfy past and future payroll and other obligations and liabilities; ScanTech’s significant obligations to the Internal Revenue Service in connection with unpaid federal payroll taxes; the fact that ScanTech is technically insolvent and may not have sufficient funds to execute on its business plan or continue its operations, the inability of ScanTech or risk that the combined company will become solvent and continue operations following completion of the transaction; the inability of ScanTech and Pubco to complete successful testing of their products; the inability of ScanTech’s products to be approved for placement on the qualified products list of the CheckPoint Property Screening System (“CPSS”) program of the TSA (and, if approved, to be granted funds from the CPSS program), and to obtain or maintain any required third-party certificates; the risk that ScanTech’s patents will expire or not be renewed; the fact that ScanTech’s assets, including its intellectual property, are subject to security interests of creditors, and the loss of such assets, particularly intellectual property, would preclude ScanTech from conducting its business; and other risks and uncertainties set forth in documents of Mars or Pubco filed, or to be filed, with the SEC.In light of the significant uncertainties in these forward-looking statements, you should not regard these statements as a representation or warranty by Mars, ScanTech, or Pubco or their respective directors, officers or employees or any other person that Mars, ScanTech or Pubco will achieve their objectives and plans in any specified time frame, or at all. The forward-looking statements in this Presentation represent the views of Mars and ScanTech as of the date of this communication. Subsequent events and developments may cause those views to change. Neither Mars, ScanTech nor Pubco undertakes any obligation to update or revise the forward-looking statements, whether as a result of new information, future events or otherwise.

Industry and Market Data: This Presentation contains estimates and other statistical data made by independent parties and by ScanTech relating to market size and growth and other data about ScanTech’s industry. This data involves a number of assumptions and limitations, and you are cautioned not to give undue weight to such estimates. In addition, projections, assumptions, and estimates of the future performance of the markets in which ScanTech operates are necessarily subject to a high degree of uncertainty and risk. Trademarks and Trade Names: This Presentation contains trademarks, service marks, trade names and copyrights of other companies, which are the property of their respective owners. The use thereof in this Presentation does not imply an affiliation with, or endorsement by, the owners of such trademarks, service marks, trade names and copyrights. Solely for convenience, some of the trademarks, service marks, trade names and copyrights referred to in this Presentation may be listed without the TM, SM or symbols, but such references are not intended to indicate, in any way, that Mars or ScanTech will not assert, to the fullest extent under applicable law, their rights or the right of the applicable licensor to these trademarks, service marks, trade names and copyrights. No Offer or Solicitation: This Presentation is not a proxy statement or solicitation of a proxy, consent or authorization with respect to any securities or in respect of the potential transaction and does not constitute an offer to sell or a solicitation of an offer to buy any securities of Mars, ScanTech or Pubco, nor shall there be any sale of any such securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of such state or jurisdiction. No offer of securities shall be made except by means of a prospectus meeting the requirements of the Securities Act. Additional Information: In connection with the proposed Business Combination, which will include a preliminary prospectus with respect to its securities to be issued in connection with the Business Combination and a preliminary proxy statement with respect to the extraordinary general meeting at which Mars’ shareholders will be asked to vote on the proposed Business Combination. Each of Mars, Pubco and ScanTech urge investors, shareholders or members, and other interested persons to read, the Form S-4, including the proxy statement/prospectus, any amendments thereto, and any other documents filed with the SEC, before making any voting or investment decision because these documents will contain important information about the proposed Business Combination. After the Form S-4 has been filed and declared effective, Mars will mail the definitive proxy statement/prospectus to shareholders of Mars as of a record date to be established for voting on the Business Combination. Mars’ shareholders will also be able to obtain a copy of such documents, without charge, by directing a request to: Mars Acquisition Corp., Americas Tower, 1177 Avenue of The Americas, Suite 5100, New York, New York, 10036. These documents, once available, can also be obtained, without charge, at the SEC’s website www.sec.gov. Participants in the Solicitation: Mars and ScanTech and their respective directors, executive officers and other persons may be deemed to be participants in the solicitation of proxies from Mars’ shareholders with respect to the proposed transaction. Information about the directors and executive officers of Mars is set forth in its final prospectus, dated as of February 13, 2023, and filed with the SEC on February 14, 2023 , and is available free of charge at the SEC’s website at www.sec.gov or by directing a request to: Mars Acquisition Corp., Americas Tower, 1177 Avenue of The Americas, Suite 5100, New York, New York 10036. Information regarding the persons who may, under SEC rules, be deemed participants in the solicitation of Mars shareholders in connection with the proposed transaction will be set forth in Mars’ and Pubco’s filings with the SEC, including the proxy statement/prospectus and other relevant materials filed with the SEC in connection with the Business Combination when they become available. page 4

Proposed Transaction Summary

Transaction Overview

- ScanTech Identification Beam Systems LLC (“ScanTech”) and Mars Acquisition Corp. (“MARX”) executed a definitive merger agreement to enter a business combination (the “Transaction”)
- Target Transaction anticipated to close in Q4 2024
- Upon the closing of the Transaction, ScanTech will be a publicly listed company on NASDAQ under the ticker: STAI

Financials and Valuation

- The Transaction contemplates a post-money enterprise value of ~$300M
- ScanTech members are rolling 100% of their equity as part of the Transaction
- ScanTech members and creditors at the consummation are expected to received ~52% of the combined company’s pro forma equity[1]

1. Pro forma equity figure assumes 100% redemptions and will be allocated to ScanTech holders and creditors accordingly.

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page 6 What MARX likes about ScanTech ✓ ‘Fixed-Gantry’ technology provides numerous competitive advantages compared to rotating gantry including faster through put, lower cost for units, less maintenance, modular components, enhanced threat recognition ✓ Large TAM including aviation, logistics and infrastructure market ✓ $60 million, 10-year technology investment that has begun commercial deployment ✓ One of five companies originally invited to participate in the highest tier of TSA explosive detection approval ✓ Existing patents (through perpetual exclusive license), propriety AI and ML algorithms provide strong barriers to competition ✓ Scanners utilize AI machine learning technology increasing efficiency with each bag scanned ✓ Strong management and experienced, high-profile board page 7 WHO WE ARE Dolan Falconer Founder and CEO Karl Brenza MARX Chairman & CEO Board of Directors James M. Jenkins Chief Executive Officer, Chairman and President of Lakeland Industries, Inc. Keisha Lance Bottoms Mayor of Atlanta Bradley Buswell Leidos SVP, ex-DHS Under Secretary, Navy veteran Michael McGarrity FBI Assistant Director and Capital One VP Rocky Starns Chief Technology Officer Tom McMillen President and Chief Executive Officer of LEAD1 Association, Former Congressman

✓ ScanTech develops systems, software and artificial intelligence that aim to protect the world’s most sensitive security checkpoints ✓ Developed and currently operates a core AI platform that leverages machine learning for continual performance improvement ✓ Scanning systems are engineered to automatically locate, discriminate and identify threat materials and items ✓ SENTINEL is fastest TSA approved carry-on baggage CT scanner, with a 4x improvement over current throughput requirement page 8 What we do SENTINEL CT Scanner page 9 Investment Highlights Cutting-Edge Technology Total Addressable Market High throughput and multiple plane design allow for faster and safer screening Rapidly growing market fueled by increasing levels of Global threats Differentiated algorithmic artificial intelligence combined with ‘Fixed-Gantry’ CT will lead to significant improvements in cost and operations New private sector demand combined with commercial infrastructure upgrades create multiple avenues for growth Leadership team brings together seasoned professionals with extensive experience in security, technology development and business management Strong Competitive Advantages Multiple Strategies to Fuel Growth Experienced Management Team

Governments and Private Sector Both Driving Demand Growth Source: Polaris Market Research 2022; Mordor Intelligence 2023. Both governments and private sector organizations are accelerating infrastructure security expenditure in the wake of enhanced cybersecurity and physical security threats. Global Aviation Security Screening Market ($Bn) Global Infrastructure Protection Market ($Bn) page 10 The global aviation security screening market is expected to reach approximately $10.5 billion by 2029, growing at approximately 6.5% per year. The global infrastructure protection market is expected to reach ~$192 billion by 2029 and includes ports, industry, energy, defense, financial institutions, transportation and logistics, and other key market segments specifically targeted by ScanTech. 148.5 191.8 0 50 100 150 200 250 2024 2029 7.61 10.45 0 5 10 15 20 25 2024 2029

Global Customer Opportunity

ScanTech's potential customer market is massive – millions of global ports of entry and logistics hubs, many multiples of that in the form of scanning equipment.

ScanTech's technology is an innovative platform for protecting the critical infrastructure of both private enterprise – logistics companies, e-commerce, real estate, energy, hospitality, and others – and governmental agencies and worldwide airports.


Governmental Agencies
Airports
Sea Ports
Border Crossings
Prisons
Postal Services
ScanTech
Private Sector
Parcel Carriers
Real Estate
Sports
Energy
Hotels
Cargo

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page 12 ScanTech’s corporate goals over the next three-to-five years… Receive ECAC Approval 1 st Quarter 2025 Receive TSA Approval 2 nd Quarter 2025 Achieve revenue run rate of $300M – $500M

ScanTech’s Technology is Field-Proven In 2018 and 2019, ScanTech’s SENTINEL CT system was deployed at San Diego and Philadelphia airports in real-world field testing, which resulted in passenger screening 3x faster than the nearest next-generation competition. TSA deployed and managed Sentinel for domestic and international flight carry on baggage Bags were processed and screened fully without removing liquids, laptops and other items Operated fully by TSA at Delta terminal at Philadelphia International Airport and San Diego International Airport page 13

Leading the Way For Critical Infrastructure Protection

SENTINEL CT Selected To Protect the Nuclear Assets of Ontario Power Generation (OPG)

Challenges

- **Ensure Canadian nuclear power infrastructure is protected from evolving security threats**
  - Prevent explosives and weapons entry
  - Efficiently process thousands of employees & visitors daily
  - Minimize false alarms and equipment downtimes

Results

- **OPG chose SENTINEL CT for this critical infrastructure protection role.**
  - Selected over other competitive CT scanners
  - Thirteen (13) SENTINEL CT scanners acquired
  - Protecting OPG's Pickering and Darlington Nuclear Power Plants

Deployment Overview

- **OPG plans to replace all existing scanners with the new SENTINEL CT scanners by year end.**

SENTINEL CT is processing employees and visitors entering the Pickering and Darlington Nuclear Power Plants **3x faster** than the nearest CT competition

SENTINEL CT imaging was demonstrated to be **much better** than the existing scanners being replaced at the Pickering and Darlington Nuclear Power Plants

ScanTech is working in partnership with OPG to **optimize Sentinel CT AI-driven detection algorithms** for processing its employees and visitors efficiently through its facility checkpoints

SENTINEL CT Scanner at Darlington Nuclear Power Plant



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Key Differentiation — Fixed-Gantry vs. Rotating-Gantry CT

Fixed-Gantry CT technology provides the greatest performance and estimated minimized total cost of ownership.

ScanTech's Fixed-Gantry CT Technology


Exit
45° source
Top source
Entrance
45° source
Side source
module centers

SENTINEL CT X-ray projection geometry. The red box shows a slice parallel to the tunnel entrance and perpendicular to the scanner belt

Fixed-Gantry: Faster, More Durable, Lower TCO

- Fixed X-ray generators and detectors
- Fast throughput limited only by computing power
- 3-D image reconstruction without rotating gantry
- Better reliability, lower maintenance capex
- Modular architecture and seamless integration
- Advanced machine learning and AI tools

Rotating Gantry: Slower, Higher Maintenance, Higher TCO

- Developed in 1972 for medical use
- Throughput limited by rotational g-forces
- Reduced reliability
- Additional maintenance
- Enhanced floor reinforcement
- Higher maintenance capex

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Significant Competitive Advantages

The Company has invested more than $60 million into the development of its proprietary technology which the Company believes has distinct competitive advantages.

FIXED-GANTRY DESIGN

- 'Fixed-Gantry' design has substantially lower component costs versus rotating-gantry scanners

MULTIPLE PLANES

- Four (4) integrated and interlaced projections provide four independent views of target contents and three (3) inspection axes for superior X-ray interrogation and material discrimination vs conventional single-slice CT systems

HIGH THROUGHPUT

- Belt speed is not limited by rotating-gantry speed and Fixed-Gantry CT processes 400-800 bins per hour compared to competition's limited 170 bins per hour[1]

MODULAR DESIGN

- Modular scalable design enables seamless replacement of core components, facilitating efficient maintenance and system upgrades to incorporate component advances and higher X-ray energy / flux ratings

UNIVERSAL COMPATIBILITY

- Compatible with most airport and commercial facilities because Fixed-Gantry CT utilizes standard 120-240VAC single phase electrical service and doe not require infrastructure upgrades prior to installation

REDUCED MAINTENANCE

- Fixed-Gantry CT design eliminates the traditional wear and tear associated with rotating-gantry scanners, reducing operating & maintenance costs resulting in minimal downtime

EASE OF INSTALLATION

- Out-of-box, plug-and-play capability allows for same-day installation

1. OIG Report 21-69
September 23, 2021

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SENTINEL CT Artificial Intelligence: How it Works

ScanTech's proprietary AI application "Virtual Sentinel", utilizes an algorithm that creates synthetic data indistinguishable from actual scans. Machine learning processes real world and synthetic data to create vastly improved outcomes.

Virtual Sentinel CT Scanner model replicates real-world system architecture, parameters, and performance.

Virtual Sentinel's Model & Synthetic Data accurately replicate material and configuration scenarios not captured during live data collection contributing to superior algorithm development and associated upgrades.

Proprietary *AI Physics-Based Models & Synthetic Data* created synthetic explosives, threats and items of interest, opioids, synthetic bags, parcels, packages and concealment items.

Content Segmentation & Target Area Selection Algorithms significantly improved with Artificial Intelligence derived predictions.

Performance of Virtual Sentinel and Synthetic data indistinguishable from live scans.

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Patent Portfolio and Trade Secrets Driving Adoption

ScanTech has a perpetual, exclusive license to its intellectual property portfolio through an affiliate, ScanTech/IBS IP Holding Company, LLC. The Company believes its patent portfolio creates the most advanced security diagnostic imaging available.

Existing patents offer significant protection with an additional patent pending to further increase defenses

Two (2) active patents and one provisional Patent being refiled

$60 million invested into prototyping, developing and testing

Patent	Expiration	Title
7,952,304	May 2, 2027	Radiation System
8,339,071	February 5, 2028	Particle Accelerator Having Wide-Energy Control Range

1. Updated Provisional Being Refiled

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Global Commercial Infrastructure Requires Security Enhancement 238 stadiums in the US with at least 20,000 person capacity4 Convention Centers 344 convention centers3 in the US with at least 25,000 Sq. ft. Train Stations 526 train stations5 in the US served by Amtrak Cargo 827 million twenty-foot equivalent units2 transported globally at ports Logistics 131 billion-unit1 global parcel volume, projected to double by 2026 Sports Stadiums page 19 Energy 62,500 power plants globally6 1. 2. 3. Pitney Bowes Statista Cvent Outdoor Media Buyers US Bureau of Transportation Statistics EIA 4. 5. 6. Millions of square feet of commercial infrastructure, entertainment facilities, schools, sports stadiums and other highly trafficked venues require physical security enhancements.

Airport Security Market Growth Catalyst’s • Growing passenger numbers and terrorism concerns drive increased security investments • Adoption of AI, robotics, and biometrics enhances security efficiency amid regulatory demands • According to Mordor the Airport Security Market size is expected to grow at a CAGR of 9.5% during the forecast period on the right Global Aviation Security Market page 20 $13.34 $20.99 2023 2024 2025 2026 2027 2028 Airport Security Market Size ($BN) Source: Mordor Intelligence 2023. The aviation security market is poised for substantial growth, driven by increasing investments in advanced checkpoint screening systems and other security technologies

TSA is Currently Replacing Scanning Infrastructure

The United States government has already allocated several billion dollars to a complete replacement of all scanning infrastructure at airports around America.

ScanTech's Sentinel equipment has a 4x throughput improvement over the TSA-mandated requirements.

Transportation Security Administration

- The CPSS program anticipates the need for over 2,400 CT systems, which the TSA intends to allocate across multiple vendors.
- TSA has already awarded contracts to purchase up to about half of the 2,400 CT systems
- TSA has publicly announced their intention to purchase units from all qualified firms[1]



Throughput Comparison
Bags per hour
800
4x improvement vs. requirement
300
200
170[2]
Legacy AT Systems
CPSS Requirement
Fielded CPSS Systems
ScanTech

1. TSA website-provided statistics.
2. DHS OIG report.

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Transaction Summary

($ and share counts in millions, except per share data)

KEY TRANSACTION TERMS

- Total pro forma enterprise value of approximately $300 million[1] with proceeds to fund new growth opportunities.
- Existing ScanTech shareholders and management are rolling 100% of their equity.
- Management will receive 2 million new additional shares in the form of an earnout based on specified targets.
- Mars Sponsors, ScanTech management and 5% ScanTech holders subject to lock-up restrictions.

PRO FORMA VALUATION

	No Redemptions	75% Redemptions	100% Redemptions
Total Shares Outstanding[2]	32.3	29.1	27.5
Illustrative Price per Share	$10.00	$10.00	$10.00
Equity Value	**$322**	**$291**	**$275**
Plus: ScanTech Debt[3]	20	20	20
Less: Cash	(19)	(5)	0
Total Enterprise Value	323	306	295

SOURCES AND USES

		No Redemptions	75% Redemptions	100% Redemptions
SOURCES	ScanTech Rollover Equity	$142	$142	$142
	Mars Cash in Trust	19	5	0
	Mars Consolidated Equity	107	76	66
	Total Sources	**$268**	**$223**	**$207**
USES	ScanTech Rollover Equity	$142	$142	$142
	Mars Consolidated Equity	107	76	66
	Cash to Pro Forma Balance Sheet	15	1	(4)
	Estimated Transaction Costs	4	4	4
	Total Uses	**$268**	**$223**	**$207**

PRO FORMA ILLUSTRATIVE OWNERSHIP[2]

(100% Redemption Scenario)



Maxim (Underwriter) 3%
Extension Non-Redemption Share Award 1%
Public Shareholders 5%
Bridge Financing, FPA, and Roth 15%
ScanTech 52%
MARX Directors & Officers, and Sponsor 24%

(1) Assumes 100% of SPAC investors redeem shares for cash in trust in connection with the proposed business combination.
(2) Pro forma share count includes all SPAC rights but excludes any ScanTech earn-out shares.
(3) Assumes the completion of a pre-closing recapitalization of ScanTech, including conversion of approximately $70 million of existing indebtedness into equity of ScanTech and/or Pubco.

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$ 16,294 $ 1,848 $ 1,411 $ 102 5.8x 3.9x 2.4x 1.7x page 23 Benchmarking – Comparable Public Companies 2024 EV/Revenue 2024 Revenue Source: CapIQ as of 10/7/2024. ($ in USD millions)

15.3x 13.9x 11.9x NM $ 1,933 $ 474 $ 289 $(31) page 24 Benchmarking – Comparable Public Companies 2024 EV/EBITDA 2024 EBITDA Source: CapIQ as of 10/7/2024. ($ in USD millions)